EXHIBIT 99.1

February 8, 2022

FOR IMMEDIATE RELEASE

Mexco Energy Corporation Reports Financial Results for Third Quarter

MIDLAND, TX – 02/08/2022 – Mexco Energy Corporation (NYSE American: MXC) today reported net income of $1,857,136, or $0.89 per diluted share, for the nine months ended December 31, 2021, compared to a net loss of $261,143, or $(0.13) per diluted share, for the nine months ended December 31, 2020.

Operating revenues were $4,413,023 for the nine months ended December 31, 2021, a 159% increase from $1,706,392 for the December 31, 2020 nine-month period resulting from a 22% increase in oil production and a 9% increase in natural gas production as well as increases in the average sales price of oil and natural gas to $69.64 per barrel (a 101% increase) and $4.29 per Mcf (a 184% increase), respectively, for the nine months ended December 31, 2021.

Net income was $753,302, or $0.36 per diluted share, for the quarter ending December 31, 2021, the Company’s third quarter of fiscal 2022, versus $80,497, or $0.04 per diluted share, for the quarter ending December 31, 2020 and versus $708,828 net income for the preceding quarter ending September 30, 2021, a 6% increase.

Operating revenues in the third quarter of fiscal 2022 increased 128% to $1,595,344 from $699,894 for the third quarter of fiscal 2021. This increase resulted from a 9% increase in oil production and an 11% increase in natural gas production as well as the average sales price of oil and natural gas for the quarter ending December 31, 2021 to $75.88 per barrel (a 90% increase) and $5.47 per Mcf (a 163% increase), respectively.

The Company currently expects to participate in the drilling and completion of approximately 43 horizontal wells at an estimated aggregate cost of approximately $1,200,000 for the fiscal year ending March 31, 2022. During the first nine months of fiscal 2022, the Company participated with various percentage interests in the drilling of 31 of these wells in the Delaware Basin located in the Permian Basin in Lea and Eddy Counties, New Mexico and Reeves County, Texas with aggregate costs of approximately $812,000.

At December 31, 2021, the Company had no outstanding indebtedness on its bank line of credit.

On February 1, 2022, the Company entered into a Purchase and Sale Agreement to acquire various overriding royalty interests in approximately 75 wells primarily operated by XTO Energy, Inc. and located in the Eagleford area of Atascosa and Karnes Counties, Texas for a purchase price of $567,000 with an effective date of January 1, 2022. This and other expenditures will be funded from cash on hand.

Mexco Energy Corporation, a Colorado corporation, is an independent oil and gas company located in Midland, Texas engaged in the acquisition, exploration and development of oil and gas properties primarily in the Permian Basin. For more information on Mexco Energy Corporation, go to www.mexcoenergy.com.

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, Mexco Energy Corporation cautions that statements in this press release which are forward-looking and which provide other than historical information involve risks and uncertainties that may impact the Company’s actual results of operations. These risks include, but are not limited to, production variance from expectations, volatility of oil and gas prices, the need to develop and replace reserves, exploration risks, uncertainties about estimates of reserves, competition, government regulation, and mechanical and other inherent risks associated with oil and gas production. A discussion of these and other factors, including risks and uncertainties, is set forth in the Company’s Form 10-K for the fiscal year ended March 31, 2021. Mexco Energy Corporation disclaims any intention or obligation to revise any forward-looking statements.

For additional information, please contact: Nicholas C. Taylor, Chairman and Chief Executive Officer or Tammy L. McComic, President and Chief Financial Officer, both at Mexco Energy Corporation, (432) 682-1119.